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February 29, 1996



Overland Express Funds, Inc.
111 Center Street
Little Rock, Arkansas  72201

                 Re: Overland Express Funds, Inc.; Rule 24f-2 Notice SEC File Nos. 33-16296; 811-8275

Gentlemen:

                 Overland Express Funds, Inc. ("Company") has requested our opinion in connection with the issuance by the Company of 8,064,965,759 shares, in the aggregate, of its Asset Allocation (Class A and Class D), California Tax-Free Bond (Class A and Class D), California Tax-Free Money Market, Dividend Income (Class A and Class D), Growth and Income (Class A and Class D), Money Market (Class A and Institutional Class), Municipal Income (Class A and Class
D), Overland Sweep, Short-Term Government-Corporate Income (formerly, the 1-3 Year Duration Full Faith and Credit Government Income), Short-Term Municipal Income (formerly, the 1-3 Year Duration Municipal Income), Strategic Growth (Class A and Class D), U.S. Government Income (Class A and Class D), U.S. Treasury Money Market (Class A and Institutional Class), and Variable Rate
Government Funds (Class A and Class D) (collectively, the "Funds").   We
understand that a copy of this opinion will be provided to the Securities and Exchange Commission pursuant to Rule 24f-2(b)(1) under the Investment Company Act of 1940, as amended.


                 We have examined documents relating to the organization of the Company and the authorization for registration and issuance of shares of each Fund and, for Funds with more than one class of shares, each class of shares. The opinion given below only relates to the law of the State of Maryland, the state of incorporation of the Company, and is subject to the condition that the Company is in compliance with the provisions of any applicable laws, regulations and permits of any state or foreign country in which any shares of each Fund or class thereof are sold.
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Overland Express Funds, Inc.
February 29, 1996
Page Two


                 Based upon and subject to the foregoing, we are of the opinion that:

                 The issuance of the above-referenced shares of each Fund has been duly and validly authorized by all appropriate corporate action, and assuming delivery by sale or in accord with the Company's dividend reinvestment plan in accordance with the description set forth in the Funds' current prospectuses under the Securities Act of 1933, the shares were legally issued and are fully paid and nonassessable.

                 We consent to the submission of a copy of this opinion to the Securities and Exchange Commission in connection with the filing of the Company's Rule 24f-2 Notice for the year ended December 31, 1995, as contemplated in Rule 24f-2(b)(1) under the Investment Company Act of 1940, as amended.

                                           Very truly yours,


                                           /s/ MORRISON & FOERSTER LLP
                                           MORRISON & FOERSTER LLP